Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of each of our reports each dated February 23, 2016, relating to the financial statements and financial highlights which appears in the December 31, 2015 Annual Report to Shareholders of the State Street Navigator Securities Lending TIAA-CREF Short Term Lending Portfolio and State Street Navigator Securities Lending MET Portfolio (two of the portfolios constituting State Street Navigator Securities Lending Trust), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Service Providers”, "Independent Registered Public Accounting Firm" and "Financial Statements" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Boston, MA
April 29, 2016